EXHIBIT 99.1

Fifth Street Finance Corp. Hires Casey Zmijeski as a Managing Director

WHITE PLAINS, N.Y., Aug. 31, 2009 (GLOBE NEWSWIRE) -- Fifth Street Finance Corp. (NYSE:FSC) ("Fifth Street") today announced that Casey Zmijeski has joined the firm as a Managing Director.

Mr. Zmijeski will be based in Fifth Street's New York office and will be responsible for developing and maintaining private equity sponsor relationships and sourcing debt financing opportunities in the Eastern Region of the U.S., similar to his role at Churchill Financial.

"With our recent equity raise, we have significant cash on hand and are expanding our team with talented senior people," said Juan E. Alva, Partner & Head of Origination at Fifth Street. "Casey, who will lead our origination efforts in the Eastern Region, is a key addition. His knowledge and expertise will be tremendous assets as we continue to deepen our sponsor coverage and expand our national footprint."

Mr. Zmijeski joins Fifth Street from Churchill Financial where he served as a Managing Director responsible for originating and underwriting middle market loans. Previously, he was a Director at CapitalSource Finance and served in senior roles at GE Global Sponsor Finance and Heller Corporate Finance. Mr. Zmijeski has more than 20 years of leveraged lending experience, primarily to the middle market private equity community. He is a graduate of Duke University and received his MBA from Emory University.

Leonard M. Tannenbaum, Fifth Street's CEO said, "While several of our competitors are capital constrained and retreating from the market, Fifth Street is in a strong financial position as we are unlevered and have substantial cash in the bank. We are eager to grow our team and continue to serve our sponsor partners making investments alongside them. We think there has never been a better time to invest."

Fifth Street also released its updated investor presentation on its corporate website, www.fifthstreetfinance.com.

About Fifth Street Finance Corp.

Fifth Street Finance Corp. is a specialty finance company that lends to and invests in small and mid-sized companies in connection with an investment by private equity sponsors. Fifth Street Finance Corp's investment objective is to maximize its portfolio's total return by generating current income from its debt investments and capital appreciation from its equity investments.

The Fifth Street Finance Corp. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5525

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of Fifth Street Finance Corp. Words such as "believes," "expects," "projects," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in our filings with the Securities and Exchange Commission. Fifth Street Finance Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:  Fifth Street Finance Corp.
          Stacey Thorne, VP, Investor Relations
          (914) 286-6811
          stacey@fifthstreetcap.com